RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM HOLDINGS LTD. APPOINTS PAUL WOLLMANN MANAGING DIRECTOR, STRUCTURED & ASSET-BACKED FINANCE

HAMILTON, Bermuda, January 16, 2006 (BUSINESS WIRE) — RAM Holdings Ltd. (Nasdaq:RAMR) announced today that Paul Wollmann has joined the company as Managing Director, Structured & Asset-Backed Finance. Mr. Wollmann will be responsible for underwriting transactions involving asset-backed securities and other structured financings, as well as corporate, financial institutions, and sovereign risks and will report to Vernon M. Endo, the company’s Chief Executive Officer. Mr. Endo commented, “We are delighted to have an individual with Paul’s broad experience join our Company. In addition to his reinsurance background in Bermuda, he has extensive experience in the structured finance area.”

Mr. Wollmann joins RAM from RCS Limited (sponsored by HBK Investments LP), a start-up Bermuda surety company developing alternative collateral for use by reinsurance companies to obtain U.S. regulatory credit, where he was a Managing Director.  Before RCS, Mr. Wollmann was a Managing Director with Ritchie Capital Management (Bermuda) Limited, an alternative asset management firm, from June 2004 to January 2006, where he was responsible for pursuing financial guaranty reinsurance and structured credit opportunities.  From September 1997 to June 2004, Mr. Wollmann was with ACE Capital Re International Ltd. (now known as Assured Guaranty Re) where he last served as a Senior Vice President.  While at ACE, Mr. Wollmann served as a member of the underwriting committee, managed the start-up of the financial guaranty reinsurance business in Bermuda and managed the direct international structured credit and global CDO business lines.  Paul has a BA from Rollins College, Florida and an MBA from The School of Risk Management, Insurance and Actuarial Science, St. John’s University, New York.

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

— —

Contact Information:

RAM Holdings Ltd., Hamilton
Vernon M. Endo, 441-298-2105
vendo@ramre.bm
or
Victoria Guest, 441-298-2116
vguest@ramre.bm